AMENDED AND RESTATED
SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT
THIS AGREEMENT is made as of January 1, 2021, by and between TOUCHSTONE ADVISORS, INC., an Ohio corporation (the “Administrator”) with respect to each investment company referenced on Exhibit A hereto (each a “Trust”, collectively the “Trusts”), and THE BANK OF NEW YORK MELLON, a New York banking organization (“BNY Mellon”). This Agreement amends and restates the Amended and Restated Sub-Administration and Accounting Services Agreement between the Administrator and The Bank of New York Mellon, assignee of BNY Mellon Investment Servicing (US) Inc., dated January 1, 2015 (the “Prior Agreement”), and the terms of this Agreement replace the terms of the Prior Agreement effective as of the date of this Agreement. For clarity, matters relating to the time period prior to the date of this Agreement are governed by the terms of the Prior Agreement. For further clarity, the continuation of other agreements that reference the Prior Agreement is not intended to be affected by the fact of the amendment and restatement of the Prior Agreement by this Agreement, and reference in such agreements to the Prior Agreement shall be considered to be a reference to this Agreement effective as of the date of this Agreement (provided that matters relating to the time period prior to the date of this Agreement are governed by the terms of the Prior Agreement).
W I T N E S S E T H :
WHEREAS, each Trust is an investment company registered under the Investment Company Act of 1940, as amended; and
WHEREAS, each Trust has retained the Administrator to perform, or retain the services of a sub-administrator to perform, certain administration and accounting services.
WHEREAS, the Administrator desires to retain BNY Mellon to provide for the investment portfolios identified on Exhibit A hereto (each, a “Portfolio” and collectively, the

“Portfolios”) the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
1.Definitions.
Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.
“Authorized Person” shall mean each person, whether or not an officer or an employee of the Administrator or a Trust, duly authorized to give Instructions with respect to this Agreement as set forth in a written document, and each Authorized Person’s scope of authority may be limited by setting forth such limitation in such written document, signed by BNY Mellon and the Administrator (“Authorized Persons Certificate”). From time to time the Administrator may deliver a new Authorized Persons Certificate to add or delete any person and BNY Mellon shall be entitled to rely on the last Authorized Persons Certificate actually received by BNY Mellon.
“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.
“Board” shall mean a Trust’s board of directors, board of trustees, general partner or manager, as applicable.
“Confidential Information” shall have the meaning given in Section 20 below.
"Instructions" shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., e-mail, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Administrator or a Trust to BNY Mellon as the entity having investment responsibility with respect to the Trust.
“Net Asset Value” shall mean the per share value of a Portfolio, calculated in the manner described in the Portfolio’s Offering Materials.
“Offering Materials” shall mean a Portfolio’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Portfolio.
“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.
“Organizational Documents” shall mean certified copies of a Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.
“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of a Trust.
2.Appointment.
The Administrator hereby appoints BNY Mellon as its agent to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
3.Representations and Warranties.
The Administrator hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a)The Administrator is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b)This Agreement has been duly authorized, executed and delivered in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms;
(c)Each Trust’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;
(d)It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its organizational documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;
(e)The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the applicable Portfolio. To the extent the performance of any services described in Schedule I hereto by BNY Mellon in accordance with the then effective Offering Materials for a Portfolio would violate any applicable laws or regulations, the Administrator shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Administrator specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation that the same is consistent with all applicable laws and regulations and with the applicable Portfolio’s Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(f)The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Trusts in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Trusts relating to this Agreement have been fully disclosed to the Board and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;
(g)Each person named on an Authorized Persons Certificate is duly authorized to be an Authorized Person hereunder;
(h)Without limiting the provisions of Section 20 below, the Administrator shall treat as confidential the terms and conditions of this Agreement (or any successor agreement) and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY Mellon, (v) to a Trust’s Board or (vi) whenever advised by its counsel that it would be liable for a failure to make such disclosure. BNY Mellon acknowledges and agrees that this Agreement will be filed with the SEC. The Administrator shall instruct its employees, regulators, examiners, internal and external accountants, auditors and counsel and each Trust’s Board who may be afforded access to such information of the Administrator’s obligations of confidentiality hereunder;
(i)The Administrator shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Administrator, a Trust, the Investment Advisor or a Board; and
(j)    The Administrator acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Administrator and its users.

Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Administrator, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor (for clarity, the Administrator may publish on a Trust’s website the information provided by BNY Mellon for publication on that website, but no other use may be made of that information without the express written permission of BNY Mellon and the applicable Licensor). (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

4.Delivery of Documents.
The Administrator shall promptly provide, deliver or cause to be delivered from time to time to BNY Mellon the Trusts’ Organizational Documents, documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, documents or other materials until they are actually received by BNY Mellon.
5.Matters Regarding BNY Mellon.
(a)Subject to the direction and control of the Administrator and the provisions of this Agreement, BNY Mellon shall provide with respect to each Trust the administrative services and the valuation and computation services listed on Schedule I hereto.
(b)In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.
(c)BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Trust or distribution of shares of any Trust or any other services normally performed by the Trusts’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Administrator, a Trust or any other person, and the Administrator acknowledges that BNY

Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Trust, unless the Administrator and BNY Mellon expressly agree in writing to any such increase in the scope of services.
(d)The Administrator shall cause each Trust’s officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to such Trust as is within the possession or knowledge of such persons, and which in the reasonable opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties contemplated in this Agreement. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Administrator or a Trust to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Administrator when acting in reliance upon such information, documents or advice relating to such Trust. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Administrator, a Trust, or by any affiliate of such Trust or by any other third party service provider to such Trust.
(e)The Administrator shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon is not required to include as Trust liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes (1) unless BNY Mellon in an agreement separate from this Agreement has specifically agreed in writing to do so or (2) unless the Administrator shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. The Administrator shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies the Administrator that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Administrator directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Administrator also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to unilaterally adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Administrator.
(f)BNY Mellon may request Instructions from an Authorized Person with respect to any matter arising in connection with BNY Mellon’s performance of services hereunder for the Administrator, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such request specifying the action to be taken or omitted.
        (g)    The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize non-Trust shareholder facing functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Administrator consents to the disclosure of and authorizes BNY Mellon to disclose information relating to the subject matter of this Agreement (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to reasonable confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Administrator and each Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Trust.
        (h)    [Intentionally omitted]
        (i)    BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation not specifically set forth in this Agreement shall be implied against BNY Mellon in connection with this Agreement.
        (j)    BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, and documentation furnished to it by the Administrator or a Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Trust’s or Portfolio’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Trust Shares effected by or on behalf of a Trust.  In the event BNY Mellon’s computations contemplated in this Agreement rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a third party service utilized, or subscribed to, by BNY Mellon, and which third party service BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon is not required to inquire into any valuation of securities or other assets by the Administrator, a Trust or any third party described in this sub-section (j) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.
(k)    BNY Mellon, in performing the services required of it under the terms of this Agreement, is not responsible for determining whether any interest accruable to a Trust is or will be actually paid, but will accrue such interest until otherwise instructed by the Administrator. In addition, BNY Mellon will notify the Administrator if interest payments or other anticipated payments are not received.
(l)    BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, failure of the mails or communications services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY Mellon in the performance of its duties under this Agreement (for clarity, this sentence does not negate liability for entities which BNY Mellon has under Sections 14(b)(ii), 14(b)(iii) and 14(b)(iv) below).

(m)    BNY Mellon has implemented and will continue to implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such business approved plans will cover the facilities, systems, applications and employees that are critical to the provision of the services under this Agreement, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable. BNY Mellon will, upon request from the Administrator, provide to the Administrator such publicly available information regarding the aforementioned business continuity and disaster recovery plans as BNY Mellon generally provides to other clients. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Administrator, take reasonable steps to minimize service interruptions (for clarity, this sentence does not negate liability for entities which BNY Mellon has under Sections 14(b)(ii), 14(b)(iii) and 14(b)(iv) below).
1.Expenses.
Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Administrator.
2.Portfolio Compliance Services.
i.If Schedule I hereto contains a requirement for BNY Mellon to provide portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Administrator and as mutually agreed between BNY Mellon and the Administrator, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a daily basis. Each Compliance Summary Report shall be subject to review and approval by the Administrator. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I hereto.
ii.The Administrator will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Administrator agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Administrator further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within ten (10) days following receipt, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Administrator learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Administrator will notify BNY Mellon of such condition promptly after discovery thereof.
iii.In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Administrator’s sole remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Administrator.
3.Rule 38a-1 and Regulatory Administration Services.
iv.If Schedule I hereto contains a requirement for BNY Mellon to provide the Administrator with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).
v.Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Administrator, a Trust or any other person.
vi.All work product produced by BNY Mellon as outlined at Schedule I hereto in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Administrator and by the applicable Trust’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Administrator and/or the Trusts’ chief compliance officer (the “Trusts’ CCO”), as applicable. BNY Mellon disclaims liability for, and the applicable Trust is solely responsible for, the selection, qualifications and performance of the Trusts’ CCO and the adequacy of the Trust’s compliance program.
4.Standard of Care; Indemnification.
vii.Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Administrator, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s and any BNY Mellon Affiliate’s own bad faith, gross negligence or willful misconduct. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Administrator, any Trust or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.
viii.The Administrator shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Administrator or a Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate under this Agreement without bad faith, gross negligence or willful misconduct, or (i) in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) in reliance upon a Portfolio’s Offering Materials (excluding information provided by BNY Mellon), (iii) in reliance upon any Instructions or (iv) arising out of transactions or other activities which occurred prior to the commencement of this Agreement; provided, that the Administrator shall not indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a). This indemnity shall be a continuing obligation of the Administrator, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Administrator shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including reasonable counsel fees and other reasonable costs and expenses of a defense against any claim or liability, arising from any one or more of the following:
1.Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any pricing source or other market utility or information provider or by or on behalf of the Administrator or a Trust;
2.Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions;
3.Any improper use by the Administrator or a Trust’s agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;
4.The method of valuation of the securities and the method of computing each Portfolio’s Net Asset Value; and
5.Any valuations of securities, other assets or the Net Asset Value provided by the Administrator or a Trust.
ix.Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel, shall be conclusively presumed to have been taken or omitted in good faith.
5.Compensation.
(a)    For the services provided hereunder, the Administrator agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Administrator and BNY Mellon from time to time. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY Mellon shall deliver to the Administrator invoices for services rendered. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY

Mellon, each Portfolio’s Net Asset Value shall be computed at the times and in the manner specified in the Portfolio’s Offering Materials.
i.The parties agree that if under any circumstances the Trusts’ aggregate net assets under management reach $40 billion within the first three years of the date of this Agreement, the parties will negotiate in good faith a revised fee schedule.
6.Records; Visits.
(a)    The books and records pertaining to each Trust and such Trust’s Portfolios which are in the possession or under the control of BNY Mellon shall be the property of the Administrator. The Administrator, the Trust and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Administrator, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person, at the Administrator’s expense.
(b)    BNY Mellon shall keep all books and records with respect to each Portfolio’s books of account, records of each Portfolio’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a1 of the 1940 Act in connection with the services provided hereunder.
7.Term of Agreement.
(a)    This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on December 31, 2023 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.
(b)    This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless (i) the Administrator gives BNY Mellon written notice of its intent not to renew and such notice is received by BNY Mellon not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”), or (ii) BNY Mellon gives the Administrator written notice of its intent not to renew and such notice is received by the Administrator not less than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate as of 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable. In the event of termination of this Agreement, all commercially reasonable and customary expenses associated with movement of records and materials and conversion to a successor service provider which are invoiced to the Administrator prior to the conversion will be paid by the Administrator to BNY Mellon prior to such conversion, and after the conversion BNY Mellon will (if applicable) perform a “true up” and the Administrator shall promptly pay to BNY Mellon any commercially reasonable and customary expenses associated with movement of records and materials and conversion to a successor service provider not previously invoiced to the Administrator and BNY Mellon shall promptly re-pay to the Administrator any amounts of commercially reasonable and customary expenses associated with movement of records and materials and conversion to a successor service provider which were invoiced to the Administrator prior to the conversion (and actually paid by the Administrator) and which were in excess of the commercially reasonable and customary expenses associated with movement of records and materials and conversion to a successor service provider actually incurred by BNY Mellon with respect to the items so invoiced (the obligations of the Administrator and BNY Mellon set forth in this sentence shall survive termination of this Agreement).
(c)    If a party hereto materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
(d)    Notwithstanding anything contained in this Agreement to the contrary, if the Administrator terminates this Agreement, except for a termination by the Administrator pursuant to Section 12(c) above or Section 14(b)(i)(IV) below, or terminates any of the services hereunder, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms shall apply:
(i)     Before the effective date of the Early Termination and before any conversion of Trust records and accounts to a successor service provider, the Administrator shall pay to BNY Mellon an amount equal to all fees and other amounts (an “Early Termination Fee”) calculated as if BNY Mellon were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the then-current Renewal Term; provided, however, that under no circumstances shall the Early Termination Fee exceed an amount that is equal to three (3) months’ compensation payable to BNY Mellon. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).
(ii)     The Administrator expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.
(iii)     If the Administrator gives notice of Early Termination (or an Early Termination without such notice occurs) after expiration of the notice period specified in Section 12(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”
(iv)     If any of a Trust’s assets serviced by BNY Mellon under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Trust or Administrator or an affiliate thereof): (a) the Administrator will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY Mellon an Early Termination Fee with respect to such Removed Assets; and (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets. For the avoidance of doubt, a shareholder redemption from a Portfolio shall not be considered a Removed Asset. In the event Removed Assets are removed from the coverage of this

Agreement, BNY Mellon at its discretion may require the renegotiation of fees relating to this Agreement, and in such case the parties will negotiate in good faith a revised fee schedule.
8.Amendment.
This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Administrator.
9.Assignment; Subcontracting.
(a)    This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Administrator without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Administrator.
(b)     Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that (I) BNY Mellon gives the Administrator sixty (60) days' prior written notice of such assignment or transfer, (II) such assignment or transfer does not impair the provision of services under this Agreement in any material respect (BNY Mellon agrees, subject to its information security policies and procedures and confidentiality obligations to third parties, to cooperate in a reasonable fashion with the due diligence conducted by the Administrator to determine whether the Administrator’s receipt of services under this Agreement would be impaired in any material respect by such assignment or transfer), (III) the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon and (IV) in the event of such assignment or transfer and without the payment of an Early Termination Fee the Administrator may terminate this Agreement upon providing one hundred eighty (180) days’ prior written notice of such termination to BNY Mellon (provided that such notice from the Administrator has been received by BNY Mellon not more than thirty (30) days, or such longer period as agreed in writing between the Administrator and BNY Mellon, after the Administrator has received notice from BNY Mellon of such assignment or transfer); (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this

Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its obligations, responsibilities or liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its responsibilities or liabilities with respect to such functions, services, duties or obligations and such functions, services, duties and obligations are required to be performed by the third party at a substantially similar service level as that performed by BNY Mellon and (iv) BNY Mellon, in the course of providing a service listed on Schedule I hereto which is indicated on such Schedule I as a Vendor Eligible Service (“Vendor Eligible Service”), may in its sole discretion, enter into an agreement or agreements with a vendor (“Vendor”) to provide BNY Mellon with certain functionality relating to that service. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Administrator is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Service.
(c)    As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Administrator will pay to BNY Mellon such fees as may be agreed to in writing by the Administrator and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Administrator.
(d)    BNY Mellon shall notify the Administrator of any entity BNY Mellon subcontracts with, hires, engages or otherwise outsources to as contemplated in Section 14(b)(ii) or Section 14(b)(iii) above (such notification subject to applicable law or agreement).

10.Governing Law; Consent to Jurisdiction.
This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Administrator hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Administrator may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Administrator irrevocably agrees not to claim, and it hereby waives, such immunity.
11.Severability; No Third Party Beneficiaries.
In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. BNY Mellon is not responsible for any costs or fees charged to the Administrator, a Trust or an affiliate of a Trust by consultants, counsel, auditors, public accountants or other service providers retained by the Administrator, the Trust or any such affiliate.
12.No Waiver.
Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.

13.Notices.
All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:
    if to the Administrator, at
Touchstone Advisors, Inc.
303 Broadway, Suite 1100
Cincinnati, OH 45202
Attention: Fund Administrator
with a copy to:
General Counsel – Law Department
Touchstone Advisors, Inc.
400 Broadway
Cincinnati, OH 45202

    if to BNY Mellon, at
    BNY Mellon
    103 Bellevue Parkway
    Wilmington, Delaware 19809
    Attention: Head of U.S. Fund Accounting

    with a copy to:
The Bank of New York Mellon
    240 Greenwich Street
    New York, New York 10286
    Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.
14.Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

15.Confidentiality/Information Security.
ii.BNY Mellon shall keep confidential any information relating to the Administrator’s business and the Administrator shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Administrator, a Trust or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator, a Trust or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, knowhow and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, as between BNY Mellon and the Administrator information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Administrator or Trust information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 20 shall survive any termination of this Agreement for a period of one (1) year after such termination.
(b) The terms set forth in Schedule II (Information Security) hereto shall apply with respect to the services provided by BNY Mellon or a BNY Mellon Affiliate pursuant to this Agreement.
21. Non-Solicitation.
During the term of this Agreement and for one (1) year thereafter, the Administrator shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment any of BNY Mellon’s employees, and the Administrator shall cause the Trusts, a Trust’s sponsor and any affiliates of a Trust to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment any of BNY Mellon’s employees. To “knowingly” solicit or recruit within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Administrator, a Trust, a Trust’s sponsor or an affiliate of a Trust if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.
                            TOUCHSTONE ADVISORS, INC.

                            By: /s/ Timothy S. Stearns
Name: Timothy S. Stearns
Title: Vice President, Chief Compliance Officer

By: /s/ Julie Smith
Name: Julie Smith
Title: Assistant Vice President

THE BANK OF NEW YORK MELLON

                            By: /s/ David J. Pasternak
                            Name: David J. Pasternak
                            Title: Vice President

EXHIBIT A
List of Trusts/Portfolios

TRUST	PORTFOLIO
Touchstone Strategic Trust (3/31 FYE)
Touchstone Flexible Income Fund
Touchstone Focused Fund
Touchstone Global ESG Equity Fund
Touchstone Growth Opportunities Fund
Touchstone Mid Cap Growth Fund
Touchstone Sands Capital Emerging Markets Growth Fund

Touchstone Strategic Trust (6/30 FYE)
Touchstone Balanced Fund
Touchstone International Equity Fund
Touchstone International Growth Fund
Touchstone Large Cap Focused Fund
Touchstone Large Cap Fund
Touchstone Large Company Growth Fund
Touchstone Ohio Tax-Free Bond Fund
Touchstone Small Company Fund
Touchstone Value Fund

Touchstone Strategic Trust (12/31 FYE)	Touchstone Dynamic Diversified Income Fund Touchstone Anti-Benchmark US Core Equity Fund Touchstone Dynamic Global Allocation Fund
Touchstone Institutional Funds Trust (12/31 FYE)	Touchstone Sands Capital Institutional Growth Fund[1]
Touchstone Variable Series Trust (12/31 FYE)	Touchstone Aggressive ETF Fund Touchstone Balanced Fund Touchstone Bond Fund Touchstone Common Stock Fund Touchstone Conservative ETF Fund Touchstone Moderate ETF Fund Touchstone Small Company Fund
Touchstone Funds Group Trust (9/30 FYE)
Touchstone Active Bond Fund
Touchstone Anti-Benchmark International Core Equity Fund
Touchstone Credit Opportunities Fund
Touchstone High Yield Fund
Touchstone Impact Bond Fund
Touchstone International ESG Equity Fund
Touchstone Mid Cap Fund
Touchstone Mid Cap Value Fund
Touchstone Sands Capital Select Growth Fund
Touchstone Small Cap Fund
Touchstone Small Cap Value Fund
Touchstone Ultra Short Duration Fixed Income Fund[2]

1 Portfolio anticipated to merge out of existence on 12/11/20; BNY Mellon will perform BNY Mellon-standard post-termination tax filing-related work with respect to the Portfolio, subject to the terms of this Agreement.
2 Portfolio was named Touchstone Credit Opportunities II Fund prior to 1/1/21.

SCHEDULE I
Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the Administrator, Trust officers, Trust counsel and accountants of each Trust, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services with respect to each Trust:
▪Journalize investment, capital share and income and expense activities;
▪Verify investment buy/sell trade tickets when received from the investment adviser for the Trust;
▪Maintain individual ledgers for investment securities;
▪Maintain historical tax lots for each security;
▪Reconcile cash and investment balances of the Trust with the Trust’s custodian and provide the Trust’s investment adviser with the beginning cash balance available for investment purposes upon request;
▪Provide cash availability for the Trust;

▪Calculate various contractual expenses;
▪Calculate capital gains and losses;
▪Calculate daily distribution rate per share;
▪Determine net income;
▪Obtain security market quotes and currency exchange rates from pricing services approved by the Trust’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Trust’s investment adviser, and in either case, calculate the market value of the Trust’s investments in accordance with the Trust’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Trust’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability for relying fully on information or valuations provided by the investment adviser or any other pricing source;
▪Calculate Net Asset Value in the manner specified in the Portfolio’s Offering Materials (which, for the service described herein, shall include the Trust’s Net Asset Value error policy);
▪Transmit or make available a copy of the daily portfolio valuation to the Trust’s investment adviser;
▪Calculate yields and portfolio average dollar-weighted maturity as applicable;
▪Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports;
▪Provide summary cash availability balances to the Trust’s transfer agent and custodian to facilitate cash sweep processing; and
▪Provide FAS157 security level reporting.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services with respect to each Trust:

▪Financial Statement Preparation & Review
•Prepare, circulate and maintain the Trust’s financial reporting production calendar;
•Prepare and file (or coordinate the filing of) the Trust’s Form 24f-2; and
•Prepare Form N-PORT Part F.

▪Typesetting Services [*Vendor Eligible Service]
•Create financial compositions for the applicable financial report and related EDGAR files;
•Maintain country codes, industry class codes, security class codes and state codes;
•Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;
•Create components that will specify the proper grouping and sorting for display of portfolio information;
•Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);
•Process, convert and load security and general ledger data;
•Include data in financial reports provided from external parties to BNY Mellon which includes, but is not limited to: shareholder letters, “Management Discussion of Fund Performance” commentary, notes on performance, notes to financials, report of independent auditors, Trust management listing, service providers listing and Trust spectrums;
•Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and the Administrator, BNY Mellon will use the same layout for production data for every successive reporting period);
•Generate financial reports using the Vendor’s capabilities which include the following:
◦front/back cover;
◦table of contents;
◦shareholder letter;
◦Management Discussion and Analysis commentary;
◦sector weighting graphs/tables;
◦disclosure of Trust expenses;
◦schedules of investments;
◦statement of net assets;
◦statements of assets and liabilities;
◦statements of operation;
◦statements of changes;
◦statements of cash flows;

◦financial highlights;
◦notes to financial statements;
◦report of independent registered public accounting firm;
◦supplemental tax information, proxy voting guidelines and proxy voting records, quarterly portfolio holdings disclosure, schedule of shareholder expenses and advisory and sub-advisory agreement approval disclosure;
◦tax information;
◦Management of the Trust;
◦Privacy Protection Policy; and
◦additional Trust information as mutually agreed in writing between BNY Mellon and the Administrator.
•Unless mutually agreed in writing between BNY Mellon and the Administrator, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Administrator and upon the mutual written agreement of BNY Mellon and the Administrator as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

    BNY Mellon shall provide the following tax services with respect to each Trust:

▪Tax Provision Preparation
•Prepare fiscal year-end tax provision analysis;
•Process tax adjustments on securities identified by the Trust that require such treatment;
•Prepare ROCSOP adjusting entries; and
•Prepare financial statement footnote disclosures.
▪BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Administrator or the Trust or Trust’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

▪Excise Tax Distributions Calculations
•Prepare yearly tax distribution analysis;
•Process tax adjustments on securities identified by the Trust that require such treatment; and
•Prepare annual tax-based distribution estimate with respect to the Trust.

▪Other Tax Services
•Prepare , sign and file the federal and state income and excise tax returns;
•Prepare year-end Investment Company Institute broker/dealer primary reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.
•Monitor and communicate to the Administrator each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended, with respect to qualification under the asset diversification and gross income tests.

▪Uncertain Tax Positions
•Documentation of all material tax positions taken by the Trust with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);
•Review of the Trust’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;
•Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;
•Review relevant statutory authorities;
•Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Trust;
•Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and
•Delivery of a written report to the Administrator with respect to the Trust detailing such items.
•The following are expressly excluded from the Uncertain Tax Positions services: (i)  assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice.  Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)          The Administrator with respect to each Trust shall provide such information and documentation as BNY Mellon may reasonably request in connection with the Uncertain Tax Positions services.  The Administrator shall provide that the Trust’s independent public accountants shall cooperate with BNY Mellon and make such information available to BNY Mellon as BNY Mellon may reasonably request.

(b)          Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY Mellon pursuant to this Agreement, (i) BNY Mellon is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Trust is responsible for complying with all uncertain tax positions reporting obligations relating to the Trust and BNY Mellon shall have no liability to the Administrator, the Trust or any other entity or governmental authority with respect to any tax positions taken by the Trust, (iii) BNY Mellon shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Administrator or the Trust or for any failure to discover any such error or omission, (iv) the Trust shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Administrator’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Administrator of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Administrator.

•IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Administrator and the Trust that any U.S. tax advice contained in any communication from BNY Mellon to the Administrator or the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services with respect to each Trust:

▪Monitor the Trust’s compliance, on a daily post-trade basis, pursuant to the compliance matrix agreed by the Administrator and BNY Mellon, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Trust’s compliance;

▪Monitor the Trust’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required);

▪Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Trust approved invoices;

▪Calculate and disseminate information related to the Trust approved income and capital gains distributions including per share amounts required for periodic distributions to be made by the Trust;

▪Calculate total return information;

▪Coordinate the Trust’s annual audit;

▪Supply various normal and customary portfolio and Trust statistical data as requested on an ongoing basis;

▪If the chief executive officer or chief financial officer of the Trust is required to provide a certification as part of the Trust’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this

Agreement with respect to the Trust and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation;

▪Attend Touchstone Audit Committee meetings;

▪Prepare, review and maintain monthly fund budgets. Prepare the year end expense true-ups. Monitor the expense accruals and notify the Administrator or an officer of the Trust of any proposed adjustments;

▪Control all disbursements and authorize such disbursements upon written Instructions;

▪Prepare the monthly revenue file;

▪Prepare the revenue and waiver projections;

▪Prepare quarterly broker security transactions summaries;

▪Prepare monthly security transaction listing; and

▪Prepare standard BNY Mellon materials for the Board meetings including the following materials: financial statement overviews, class expense reports, distribution plan and shareholder servicing reports, distribution report and recoupment report.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services with respect to each Trust:
▪Maintain a regulatory calendar with respect to the Trust listing various SEC filing and Board approval deadlines;

▪Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Trust counsel);

▪Attend (in-person or telephonically) quarterly Board meetings (and other off-cycle meetings, not to exceed three (3) Board meetings per quarter) and draft minutes thereof with a goal (but not obligation) of distributing draft minutes to the Administrator within thirty-five (35) days following a Board meeting;

▪Attend (in-person or telephonically) Pricing Committee meetings and draft minutes thereof;

▪Prepare and coordinate the filing of (1) annual post-effective amendments to the Trust’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses) (including a secondary review of the iXBRL tagging, after completion of the tagging by the Workiva team (or a successor provider to that team) and review by the Administrator, and prior to the applicable filing), (2) annual summary prospectus filings and (3) prospectus and Statement of Additional Information supplement filings as directed by Trust counsel;

▪Prepare and coordinate annual and quarterly trustee questionnaires;

▪Provide reasonable assistance to the Administrator and Trust counsel with respect to written consents for the Trust;

▪Prepare and coordinate the filings of Form N-CSR;

▪Prepare and coordinate the Trust’s Fidelity Bond filings with the SEC;

▪Prepare and coordinate the filing of Form N-PX (with the Trust supplying the voting records in the format required by BNY Mellon);

▪Assist the Trust in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

▪Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY Mellon and the Administrator may mutually agree upon in writing from time to time.

▪eBoard Book Services [*Vendor Eligible Service]
•Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY Mellon and the Administrator.

▪38a-1 Compliance Support Services
•Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

SCHEDULE II

Information Security

I.Information Security Program Overview.
i.During the term of the Agreement, BNY Mellon will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Administrator’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to the Administrator, and (iv) provide for secure disposal of Customer Data.
ii.BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors. BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this Schedule II is intended to provide.
II.Security Incident Response and Notice.
i.BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.
ii.In the event of a declared Security Incident, BNY Mellon will (i) promptly notify the Administrator, (ii) provide updates to the Administrator regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.
iii.“Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.
III.Governance. BNY Mellon shall, no more than once in a 12 month period, (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to the Administrator, which the Administrator may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of BNY Mellon systems used to provide the services under the Agreement and provide the Administrator confirmation of such testing, upon request and (iii) participate in the Administrator’s reasonable information security due diligence questionnaire process, upon request.
IV.Network and Communications Security.
i.Asset Management. BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the services under the Agreement, and will review and update such inventory in accordance with the ISP.
ii.Change Management. BNY Mellon shall require that changes to its network or software used to provide the services under the Agreement are tested and applied pursuant to a documented change management process.
iii.Security Monitoring. BNY Mellon will monitor cyber threat intelligence feeds daily. BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.
iv.Network Segmentation. BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the services under the Agreement will be segregated from pre-production regions and BNY Mellon’s internal segment.
v.Vulnerability Management. BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services under the Agreement. BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY Mellon will remediate identified security vulnerabilities in accordance with its process.
vi.Malicious Code. BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services under the Agreement.
vii.Communications. BNY Mellon will protect electronic communications used in the provision of services under the Agreement, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.
V.Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.
VI.Logging. The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the services under the Agreement as well as BNY Mellon’s applicable policies. BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.Data Security.
i.Identity Access Management. BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.
ii.Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of services under the Agreement.
iii.Encryption. BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the services under the Agreement.
iv.Remote Access. The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.
v.Devices. BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices. BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the services under the Agreement. Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.
vi.Data Leakage Prevention (DLP). BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.
vii.Disposal. BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.
VIII.Personnel. BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the services under the Agreement, subject to applicable laws, and require its personnel involved in the provision of services under the Agreement to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.
IX.Physical Security. BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television

(“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.
X.Subcontracting. BNY Mellon will implement a third party governance program designed to provide oversight over unaffiliated third parties utilized in providing the services under the Agreement. BNY Mellon will, upon request from the Administrator, provide to the Administrator such publicly available information regarding the aforementioned third party governance program as BNY Mellon generally provides to other clients.